Filed Pursuant to Rule 433
Registration No. 333-165627
Dated March 30, 2011
Supplementing the Preliminary Prospectus
Supplement dated March 30, 2011
(To Prospectus dated March 23, 2010)
$1,750,000,000
Archer-Daniels-Midland Company
$750,000,000 4.479% Notes due 2021
$1,000,000,000 5.765% Debentures due 2041
Final Term Sheet
March 30, 2011

Issuer:	Archer-Daniels-Midland Company

Ratings (Moody’s/S&P/Fitch)**:	A2/A/A

Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	March 30, 2011

Settlement Date:	April 4, 2011

Interest Payment Dates:	Semi-annually on March 1 and September 1

First Interest Payment Date:	September 1, 2011

Day Count:	30/360

Joint Lead Remarketing Agents:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Remarketing Agents	Barclays Capital Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. Incorporated

	4.479% Notes due 2021	5.765% Debentures due 2041

Size:	$750,000,000	$1,000,000,000

Final Maturity:	March 1, 2021	March 1, 2041

Interest:	4.479% per year; on September 1, 2011, the first Interest Payment Date, interest on the Notes will be paid in an amount equal to (a) interest at the rate of 4.70% per year from and including March 1, 2011 to, but not including, the Settlement Date and (b) interest at the rate of 4.479% per year from and including the Settlement Date to, but not including, such Interest Payment Date.	5.765% per year; on September 1, 2011, the first Interest Payment Date, interest on the Debentures will be paid in an amount equal to (a) interest at the rate of 4.70% per year from and including March 1, 2011 to, but not including, the Settlement Date and (b) interest at the rate of 5.765% per year from and including the Settlement Date to, but not including, such Interest Payment Date.

Pricing Benchmark:	3.625% due February 15, 2021	4.250% due November 15, 2040

UST Spot (Price/Yield):	101-18; 3.437%	95-23; 4.513%

Spread to Benchmark:	Plus 95 bps	Plus 120 bps

Yield to Maturity:	4.387%	5.713%

Coupon:	4.479%	5.765%

Price to Public:	100.729%, plus accrued interest at the rate of 4.70% per year from and including March 1, 2011 to, but not including, the Settlement Date.	100.738%, plus accrued interest at the rate of 4.70% per year from and including March 1, 2011 to, but not including, the Settlement Date.

Total Price to Public (including accrued interest):	101.160%	101.168%

Optional Redemption:	On or after June 1, 2013, the Notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part at a redemption price equal to (A) the greater of (i) 100% of the principal amount of the Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points, plus (B) accrued and unpaid interest on the Notes to the redemption date.	On or after June 1, 2013, the Debentures will be redeemable at the Issuer’s option, at any time in whole or from time to time in part at a redemption price equal to (A) the greater of (i) 100% of the principal amount of the Debentures being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points, plus (B) accrued and unpaid interest on the Debentures to the redemption date.

CUSIP:	039483 BB7	039483 BC5

ISIN:	US039483BB75	US039483BC58
     **Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or e-mail batprospectusdept@citigroup.com; or J.P. Morgan Securities LLC (collect) at 212-834-4533; or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mail dg.prospectus_requests@baml.com.